FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:September 17, 2020

Contacts:

Daniel J. Santaniello

President and Chief Executive Officer

570-504-8035

ALAN SILVERMAN, CPA APPOINTED

TO THE BOARD OF DIRECTORS OF

FIDELITY D & D BANCORP, INC.

Dunmore, PA – September 17, 2020 — Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) (“Fidelity”) announced that effective Tuesday, September 15th,  Alan Silverman, CPA has been appointed to the Board of Directors to serve as a Class B Director until the 2023 Annual Meeting of Shareholders. In conjunction with this appointment, Mr. Silverman was also elected to serve on the Board of Directors of The Fidelity Deposit and Discount Bank (“Fidelity Bank”), the wholly owned subsidiary of Fidelity.

“Alan’s industry knowledge and commitment to the community are well known throughout the area,”  said Brian J. Cali,  Chairman of the Board of Directors. “We are pleased to welcome him as a Director and look forward to having his valuable insight and understanding.”

Mr. Silverman, a Certified Public Accountant for over thirty years, operates his own firm specializing in meeting the needs of the healthcare industry. He is one of the Founders and CEO of PrimeMed P.C.   Mr. Silverman has acted as President of not-for-profit nursing home corporations, serving the Medicaid community, and is a past President of Glen Oak Country Club.

About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc, has built a strong history as trusted financial advisors to the clients served by Fidelity Bank, which has built a strong history as a locally owned and operated community bank. Serving the individuals, families and businesses for over 118 years within Lackawanna and Luzerne Counties and the Lehigh Valley, there are 20 branch offices along with Fidelity Bank Wealth Management offices in Schuylkill County. A full-service, 24-hour, 7 day a week Customer Care Center serves as a virtual branch, accepting and assisting those clients who prefer to open accounts and transact business via telephone, chat or online. Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services.

Fidelity Bank has been recognized nationally for its sound financial performance, and superior customer experience. It has been identified as one of the Top 200 Community Banks in the country by American Banker for six years in a row, and Forbes ranked it one of the Best In-State Banks for the past two years. The company has been the #1 mortgage lender in the Lackawanna County market for over 8 years. Fidelity Bank is passionate about success and committed to building strong relationships through superior service. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

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